Amendment to

Literary Marketing Rights Agreement between:

Richard Smitten

AND

Smitten Press:  Local Lore and Legends, Inc.

Originally Dated:  June 30, 2003

In order to correct a scrivener error, this Amendment to the Literary Marketing Rights Agreement dated June 30, 2003 between Richard Smitten and Smitten Press:
Local Lore and Legends, Inc. is hereby adopted:

         Smitten Press: Local Lore and Legends, Inc. shall be referred to as Creemore Star Printing, Inc., to be known as Smitten Press: Local Lore and Legends, Inc.



---------------------------
Richard Smitten, Individually


---------------------------
Richard Smitten, As President of
Smitten Press:  Local Lore and Legends, Inc.
f/k/a Creemore Star Printing, Inc.